EXHIBIT 4.38
                                  AMENDMENT TO
                           SOFTWARE LICENSE AGREEMENT

THIS AMENDMENT is entered into and made effective as of 1 November 2004.

BETWEEN:

          INTERNET EMPIRE ENTERTAINMENT LTD., a company with registered offices in St. John's Antigua, West Indies

          ("LICENSEE")

          - and -

          STARNET SYSTEMS INTERNATIONAL INC., a company with registered offices in St. John's Antigua, West Indies.

          ("SSII")

WHEREAS Licensee and SSII entered into a software license agreement (the "License Agreement") dated as of May 23,2000 :and

AND WHEREAS Licensee and SSII wish to make certain amendments to the License Agreement as more particularly set forth herein.

NOW THEREFORE, for good and valuable consideration, Licensee and SSII agree as follows:

     1. Definitions. Capitalized terms used and not defined herein shall have the meanings given to them in the License Agreement. This Agreement shall be referred to herein as the Amending Agreement.

     2.   Amendments. The License Agreement is hereby amended as follows:

          (a) License Agreement Renewal - Sections 1.6.1 and 1.6.2 of the License Agreement are hereby deleted. The parties hereby renew the term of the License Agreement for a period of five (5) years (the "Initial Term") commencing the date hereof, and agree that the Initial Term shall be automatically renewed indefinitely for additional one (1) year terms thereafter (each, a "Renewal Term") unless terminated by one of the parties upon 90 days prior written notice to the expiry of the Initial Term or Renewal Term, as applicable, or otherwise in accordance with the terms set out in the License Agreement (collectively, the Initial Term and Renewal Term shall be referred to as the "Term").

          (b) Schedule "A" - Schedule "A" to the License Agreement is hereby deleted and replaced with the Schedule "A" attached to this Amendment Agreement.

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          (c)  Exclusivity - During the Term, the Licensee agrees to exclusively use SSII Sportsbook, Casino and Racing software products on the Web Sites listed below, and under no circumstances shall Licensee either (a) use the software gaming products of, or otherwise engage, another software provider during the Term for any purposes related to such Web Sites or (b) directly or indirectly divert any users of the Web Sites to other gaming websites owned or operated by Licensee or any of its affiliates. The foregoing exclusivity arrangement shall apply with respect to the following Web Sites:

               www.pyramidcasino.com
               www.playrealsportsbook.com
               www.betonusa.com
               www.playitagaincasino.com
               www.vipclubcasino.com
               www.betchamps.com

          (d) Security - As continuing and collateral security for a material breach of the License Agreement as amended herein, the Licensee hereby grants to SSII, by way of mortgage, charge, assignment and transfer, a security interest in, all present and future right, title and interest of the Licensee in and to the date related to the customers of Licensee ("Customer Information"), and hereby authorizes SSII to take any such action it deems necessary to perfect or protect its charge and security interest in the Customer Information. For greater certainty the parties confirm that these rights are in addition to any other rights that SSII might have.

          (e) Transaction Processing - Licensee agrees that, notwithstanding any other agreement to the contrary, SSII shall not be responsible or otherwise liable for any losses associated with transaction processing.

          (f) Service Level Arrangements - In the event the Uptime (as defined below), is less than 99% (but greater than 98%) during the course of any two month period during the Term, Licensee shall be entitled to a credit payment equal to ten per cent (10%) of the amounts payable by Licensee to SSII during such three month period, which amounts shall be deducted from the applicable amounts paid by Licensee to SSII in respect of such period. In the event that the Uptime is less than 98% during the course of any three month period during the Term, Licensee shall be entitled to a credit payment equal to 20 per cent (20%) of the amounts -payable by Licensee to SSII during such three month period. For the purposes of this section, the term "Uptime" means the percentage of time, as determined by SSII, that the Web Sites are available to users of the Web Site(s) during a specified period of time, excluding any service downtime as a result of routine maintenance by SSII or in anyway associated with transaction processing services related to the Web Sites.

     3.   MISCELLANEOUS.

          (a) Assignment - SSII shall have the right to assign the License Agreement to an affiliate of World Gaming plc.

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          (b)  Arbitration - Any controversy or claim arising out of or relating to the License Agreement, as amended herein, or breach thereof, shall be settled by binding arbitration administered by the International Center for Dispute Resolution, Dublin, Ireland under its International Arbitration Rules and judgement on the award rendered by the single arbitrator shall be final and may be entered in any court of competent jurisdiction. The arbitration shall be held in St. John's, Antigua. As soon as an arbitrator has been selected, the arbitration hearing shall be held within 90 days and an award issued within 30 days thereafter. The Arbitrator shall have discretion to allocate in his award the costs of the arbitration, including but not limited to, arbitrator's fees, and respective attorney's fees and costs (including expert witness fees).

          (c) Governing Law - This Amending Agreement shall be interpreted and construed in accordance with the laws of Antigua and Barbuda.

          (d) Entire Agreement - The License Agreement, as amended hereby, including Schedule A attached hereto, is hereby confirmed and remains in full force and effect as the entire agreement between the parties in respect of the subject matter hereof, and the License Agreement as renewed and amended hereby supersedes all previous agreements, arrangements or understandings between the parties whether written or oral in connection with or incidental to such subject matter. In the event that there is a discrepancy between the Amending Agreement and the License Agreement the Amending Agreement shall take precendence.

IN WITNESS WHEREOF the parties hereto have executed this renewal and amendment through their authorized representatives as of the Effective Date.

INTERNET EMPIRE ENTERTAINMENT LTD.      STARNET SYSTEMS INTERNATIONAL INC.
Name: Craig Levett                      Name: A. Daniel Moran
Title: COO/CFO                          Title: CEO

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                                   SCHEDULE A

The Licensee agrees to pay SSII monthly fees according to the following:

     (a) For amounts paid [*]or more calendar days after receipt by Licensee of an invoice from SSII in respect of fees payable pursuant to Section
          1.7.2 of the License Agreement:

THE LICENSEE'S NET MONTHLY REVENUE (U.S. DOLLARS)         FEE PAYABLE
-------------------------------------------------         -----------
[*]

The above table should be read with the following understanding: If the Licensee has net monthly revenues of [*] then the fee payable is calculated as follows:

[*]

     (b) For amounts paid within [*] calendar days after receipt by Licensee of any invoice from SSII in respect of fees payable pursuant to Section
          1.7.2 of the License Agreement:

THE LICENSEE'S NET MONTHLY REVENUE (U.S. DOLLARS)         FEE PAYABLE
-------------------------------------------------         -----------
[*]


* This information has been omitted and is subject to a request for confidential treatment with the Securities and Exchange Commission.


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